SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 1)*

PALOMAR HOLDINGS, INC.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

69753M105
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page of 1 of 15
Exhibit Index on Page 15

CUSIP # 69753M105	Page 2 of 15

1	NAMES OF REPORTING PERSONS
Genstar VI GP AIV Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP # 69753M105	Page 3 of 15

1	NAMES OF REPORTING PERSONS
Genstar Capital VI AIV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 4 of 15

1	NAMES OF REPORTING PERSONS
Genstar Capital Partners VI AIV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 5 of 15

1	NAMES OF REPORTING PERSONS
Genstar Capital Partners VI AIV (DEL), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 6 of 15

1	NAMES OF REPORTING PERSONS
Stargen VI AIV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 7 of 15

1	NAMES OF REPORTING PERSONS
Genstar V GP AIV Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP # 69753M105	Page 8 of 15

1	NAMES OF REPORTING PERSONS
Genstar Capital V AIV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 9 of 15

1	NAMES OF REPORTING PERSONS
Genstar Capital Partners V AIV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 10 of 15

1	NAMES OF REPORTING PERSONS
Stargen V AIV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP # 69753M105	Page 11 of 15

Item 1(a).	Name of Issuer:

Palomar Holdings, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

7979 Ivanhoe Avenue, Suite 500
La Jolla, California 92037

Item 2(a).	Name of Persons Filing:

Genstar VI GP AIV Ltd.
Genstar Capital VI AIV, L.P.
Genstar Capital Partners VI AIV, L.P.
Genstar Capital Partners VI AIV (DEL), L.P.
Stargen VI AIV, L.P.
Genstar V GP AIV Ltd.
Genstar Capital V AIV, L.P.
Genstar Capital Partners V AIV, L.P.
Stargen V AIV, L.P.

Item 2(b).	Address of Principal Business Office:

c/o Genstar Capital LLC
Four Embarcadero Center, Suite 1900
San Francisco, California 94111

Item 2(c).	Citizenship:

Genstar VI GP AIV Ltd. and Genstar V GP AIV Ltd. are Cayman Islands exempted companies. Genstar Capital VI AIV, L.P., Genstar Capital Partners VI AIV, L.P., Stargen VI AIV, L.P., Genstar Capital V AIV, L.P., Genstar Capital Partners V AIV, L.P. and Stargen V AIV, L.P. are Cayman Islands exempted limited partnerships. Genstar Capital Partners VI AIV (DEL), L.P. is a Delaware limited partnership.

Item 2(d).	Title of Class of Securities:

Common stock, par value $0.0001 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

69753M105

Item 3.

Not applicable.

CUSIP # 69753M105	Page 12 of 15

Item 4.	Ownership

Ownership (a-c)

The information regarding ownership as set forth in Items 5-11 of pages 2-10 hereto is hereby incorporated by reference, which sets forth the information with respect to beneficial ownership of Common Stock of the Issuer by the persons filing this Statement as of December 31, 2020.

Genstar VI GP AIV Ltd. is the general partner of Genstar Capital VI AIV, L.P., which in turn is the general partner of each of Genstar Capital Partners VI AIV, L.P., Genstar Capital Partners VI AIV (DEL), L.P. and Stargen VI AIV, L.P.  Genstar V GP AIV Ltd. is the general partner of Genstar Capital V AIV, L.P., which in turn is the general partner of each of Genstar Capital Partners V AIV, L.P. and Stargen V AIV, L.P.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4 above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certifications

Not Applicable.

CUSIP # 69753M105	Page 13 of 15

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2021

GENSTAR VI GP AIV LTD., a Cayman Islands exempted company

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

GENSTAR CAPITAL VI AIV, L.P., a Cayman Islands exempted limited partnership

By:	Genstar VI GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

GENSTAR CAPITAL PARTNERS VI AIV, L.P., a Cayman Islands exempted limited partnership

By:	Genstar Capital VI AIV, L.P., its General Partner

By:	Genstar VI GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

GENSTAR CAPITAL PARTNERS VI AIV (DEL), L.P., a Delaware limited partnership

By:	Genstar Capital VI AIV, L.P., its General Partner

By:	Genstar VI GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

CUSIP # 69753M105	Page 14 of 15

STARGEN VI AIV, L.P., a Cayman Islands exempted limited partnership

By:	Genstar Capital VI AIV, L.P., its General Partner

By:	Genstar VI GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

GENSTAR V GP AIV LTD., a Cayman Islands exempted company

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

GENSTAR CAPITAL V AIV, L.P., a Cayman Islands exempted limited partnership

By:	Genstar V GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

GENSTAR CAPITAL PARTNERS V AIV, L.P., a Cayman Islands exempted limited partnership

By:	Genstar Capital V AIV, L.P., its General Partner

By:	Genstar V GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

STARGEN V AIV, L.P., a Cayman Islands exempted limited partnership

By:	Genstar Capital V AIV, L.P., its General Partner

By:	Genstar V GP AIV Ltd., its General Partner

By:	/s/ J. Ryan Clark
Name:	J. Ryan Clark
Title:	Director

CUSIP # 69753M105	Page 15 of 15

EXHIBIT

Exhibit
Exhibit 99.1:	Agreement of Joint Filing dated February 11, 2020.